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                                                                      EXHIBIT 99

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska - December 29th, 2000 . - First National Bank of Omaha today announced that an acquisition group, led by Windward Capital Management LLC and Retriever Payment System's existing management, acquired in a recapitalization approximately 80% of Retriever Payment Systems for $67,000,000 from First
National Bank of Omaha.    Retriever Payment Systems is one of First National
Bank of Omaha's merchant credit card processing subsidiaries and is based in Houston, Texas.

After the sale, First National Bank of Omaha will no longer be involved in the management of the company, but will continue to process for the merchants currently serviced by Retriever under a five year processing agreement.

First National Bank of Omaha will continue its 50 years of direct involvement in the merchant credit card processing industry through its wholly owned subsidiary, First of Omaha Merchant Processing based in Omaha, Nebraska.

First National Bank of Omaha along with its parent company, First National of Nebraska, is a multi state, multi bank holding company headquartered in the heart of downtown Omaha, Nebraska. With more than $10 billion in assets and over 6,000 employees, First National ranks as the tenth largest bank holding company west of the Mississippi. Established in 1863, First National serves over 6.6 million customers in all 50 states, with over 50 banking locations in Nebraska, Colorado, Kansas, South Dakota and Texas. As of September 30, 2000 First National had over $10,000,000,000 in assets.

First of Omaha Merchant Processing is a premier payment processor specializing in providing service to both the traditional and Internet marketing industry, as well as the traditional face to face card acceptance market. First of Omaha provides financial management and payment processing solutions for large and small retailers, restaurants, lodging merchants, petroleum marketers, associations/franchise groups and banks in both the business to consumer and business to business marketplaces. Known for superior customer service, First of Omaha specializes in providing clients the latest in card processing technologies. Through development of a diversified product line, First of Omaha has become a leader in the merchant processing industry, assisting clients in the reduction of chargebacks and fraud.

Windward Capital Management LLC is a New York based private equity firm that provides capital to middle market companies for management buy-outs, recapitalizations and growth financing.

CONTACTS:

FIRST NATIONAL BANK OF OMAHA           Elias Eliopoulos       402-341-0500
FIRST OF OMAHA MERCHANT PROCESSING     Nick Baxter            402-341-0500
WINDWARD CAPITAL MANAGEMENT LLC        Mark Monaco            212-382-6519
RETRIEVER PAYMENT SYSTEMS              Bill Higgins           281-376-3399